UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

5095 West 2100 South, Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 974-9474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 16, 2012, ActiveCare, Inc., a Delaware corporation (“ActiveCare” or “Registrant”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) finalizing the terms of its purchase of substantially all of the assets of Green Wire, LLC, and its related entities, Rapid Medical Response, LLC, Orbit Medical Response, LLC, Green Wire, LLC and Green Wire Outsourcing Corporation (collectively, “Green Wire”),   a Utah limited liability company engaged in the business of providing medical response products and services to consumers and the operation of a call center relating to those products and services.  The Purchase Agreement contains the final terms of the transaction originally agreed upon by the parties in principle in a written letter of understanding signed on September 14, 2012, with an effective date of September 1, 2012.

Under the terms of the Purchase Agreement (and the earlier letter of understanding), the Registrant began operation of the acquired businesses in September 2012, pending finalization of the transaction documents.  Operating expenses of Green Wire from September 1, 2012 through the date definitive documents were executed were paid by the Registrant.  The purchase was made through a newly formed subsidiary of the Registrant, GWire Corporation, a Utah corporation (“Purchaser”).  The aggregate purchase price for the net assets is $2,740,181.  The purchase price will be paid in a combination of cash and securities as follows: (1) Cash totaling $2,690,181 payable pursuant to promissory notes issued by the Purchaser to the sellers, with payments under the notes of $75,000 per month, with the first month’s payment made at the closing of the transaction.  The Purchaser’s notes are secured by the assets of the acquired businesses under a written security agreement and the obligations of the Purchaser under the notes are guaranteed by the Registrant.  (2) The issuance to the sellers of 20,000 shares of the Registrant’s Series D Convertible Preferred Stock having an aggregate stated value of $50,000. The shares are subject to certain restrictions regarding their conversion into common stock and transfer.

The acquired businesses will be operated by the Purchaser under the direction of Andrew Ball (President) and David Lee (Chief Executive Officer), each of whom was formerly an executive of Green Wire.   The terms of their employment are contained in written employment agreements entered into as part of the acquisition transaction.  The employment agreements provide for base salary payments to each of the executives in the amount of $150,000 per year. In addition, each executive was issued a total of 2,125,000 restricted shares of GWire Corporation (representing in the aggregate approximately 23% of the issued and outstanding shares of GWire Corporation).  These shares are subject to a voting agreement which granted to Registrant the right to vote the shares on all matters.  The shares are also subject to a call option in the Registrant to require the sale of the shares to the Registrant under certain circumstances.  Each executive was also granted an option to purchase up to 2,125,000 shares of the Registrant’s common stock. The exercise of the option is effected by the surrender and cancellation of the shares of Purchaser common stock issued to the executives as described above. The contracts are for a term of two years and include restrictive covenants relating to competition and solicitation during and after termination of the executive’s employment.

Item 9.01

The Registrant issued a press release on November 19, 2012 announcing the purchase of Green Wire.  A copy of the press release is provided with this Current Report on Form 8-K as Exhibit 99.1.

Copies of the Purchase Agreement and related documents referenced in Item 2.01 are included with this Current Report as exhibits.  Financial statements of the acquired businesses will be filed by amendment to this Current Report within 71 calendar days from the date of this Report.

(d)  Exhibits.

10.1	Asset Purchase Agreement
10.2	Promissory Notes
10.3	Security Agreement
10.4	Guaranty
10.5	Employment Agreement (Ball)
10.6	Employment Agreement (Lee)
10.7	Voting Agreement and Proxy
99.1	Press Release of November 19, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton Chief Financial Officer

Date: November 19, 2012